Exhibit 99.1

September 30, 2005

Special Committee of

   The Board of Directors

c/o Mr. John Turner, Chairman

ShopKo Stores, Inc.

700 Pilgrim Way

Green Bay, Wisconsin  54304

Dear Mr Turner:

On behalf of Sun Capital Partners Group IV, Inc. or its assigns (“Sun Capital”), Developers Diversified Realty Corporation (“DDR”), Lubert-Adler Partners and Klaff Realty (“Lubert-Adler/Klaff”) and Elliott Management Corporation or its assigns (“EMC”) (collectively referred to as “Acquisition,” “We” or the “Parties”) we are pleased to submit this non-binding proposal to you with respect to the acquisition of ShopKo Stores, Inc. (“ShopKo” or the “Company”).

The Parties’ combined track record of operating successful retail businesses, unparalleled expertise in real estate, particularly in the retail sector, and proven ability to close transactions in as little as 30 days, establish the Parties as the ideal sponsor to acquire ShopKo and to position the Company for long term success.  In addition, the Parties’ financial wherewithal (over $15 billion in combined capital under management) allows us to extend this offer with no financing contingency and to move forward in the process with the utmost speed and certainty.

This letter is intended to serve only as an expression of the Parties’ intent and not as a binding obligation to consummate the contemplated transaction; any such obligation will be created only by execution and delivery of a definitive acquisition agreement.  This paragraph overrides any other conflicting provisions in this letter.

Overview of Proposed Transaction

Purchase Price.  Acquisition would acquire the Company for a purchase price of $26.50 per share, but otherwise on substantially the same terms as provided in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2005 (as amended) including the terms of the Company’s offer to purchase any and all of its outstanding $100 million principal amount of 9-1/4% Senior Notes due 2022 in connection with the Merger Agreement.  In addition, Acquisition will discharge the Company’s obligation to Badger Retail Holding, Inc. and Badger Acquisition Corp for the payment of a breakup fee pursuant to the Merger Agreement, dated as of April 7, 2005 (as amended).

Transaction Financing.  With a combined $15 billion of capital under management, the Parties have sufficient capital to acquire the Company without external financing.  This proposal is therefore not subject to any financing contingency.

Timing & Process.  Acquisition will immediately work towards (i) completing confirmatory due diligence, (ii) signing a definitive agreement and (iii) closing the transaction as quickly as possible.  We anticipate completing confirmatory due diligence within 21 days and are prepared to sign a definitive acquisition agreement in substantially the same form as the Merger Agreement.  In addition to our relevant experience, each Party has a demonstrated track record of closing transactions in an expeditious manner on the terms initially outlined.  Acquisition is willing to work in a timely fashion and is confident it can do so with the cooperation and commitment from the Company.

Shareholder Meeting.  In order for Acquisition to move forward with its due diligence, we would request that the Company (i) move the shareholder meeting regarding the Merger Agreement currently scheduled for October 17, 2005 to October 28, 2005, (ii) declare our proposal as one that “could reasonably be expected to result in a Superior Proposal,” as defined in the Merger Agreement, and (iii) allow timely access to ShopKo’s non-public information and management.  We are prepared to execute an “Acceptable Confidentiality Agreement” as defined in the Merger Agreement.

Operating Plan for ShopKo.  While Sun Capital’s affiliates have a number of retail investments, it is the intention of the Parties to operate ShopKo as a stand alone company and we look forward to working with management and the employees of ShopKo to maximize the potential of the Company.

Overview of the Parties

Sun Capital Partners

Sun Capital Partners is a leading private investment fund focused on leveraged buyouts of market leading companies that can benefit from our in-house operating professionals and expertise.  Sun Capital invests in companies with leading market position in their industry, long-term competitive advantages and significant barriers to entry.  Sun Capital has invested in more than 95 companies since the firm’s inception in 1995, with aggregate sales in excess of $22.0 billion.  We have a demonstrated track record of closing transactions in an expeditious manner on the terms initially outlined.  Sun Capital is uniquely positioned to close transactions within a relatively short time frame due to our ability to close deals without external financing (we generally bridge financing at close using the Fund and raise permanent debt financing post-closing), a dedicated staff of more than 60 professionals with significant transactions experience, and a decisive approach to business.  In addition, our significant investment and experience in the retail sector enables Sun Capital to move expeditiously through the transaction with the utmost certainty.  Sun Capital’s retail sector investments have aggregate sales in excess of $6 billion.  The portfolio of investments includes:

• Mervyn’s (257 stores)	• Nationwide Mattress and Furniture
• Sam Goody (450 stores)	Warehouse (46 stores)
• Media Play (66 stores)	• Bruegger’s Bagels (250 stores)
• Suncoast (380 stores)	• Anchor Blue (213 stores)
• Rag Shops (69 stores)	• Mattress Firm (300 stores)
• Wicke’s Furniture (33 stores)	• MOST (80 stores)
• Life Uniform (200 stores)

Sun Capital has a demonstrated track record of closing transactions in an expeditious manner on the terms initially outlined.  Typically, we only need 30-45 days after the LOI is signed to close a transaction.  Following is a sample of transactions completed from 2002 through 2005, each of which closed in approximately 30 days:

Transaction	Industry	LOI Executed	Closing
Bachrach	Retailer of Men’s Clothing	1/11/2005	2/15/2005
Thermasys	Manufacturer of Thermal Transfer Products	1/7/2005	2/11/2005
Mervyn’s	Department Store Retailer	7/29/2004	9/2/2004
Tompkins	Consulting & Integration Services	5/24/2003	6/27/2003
Dura-Line	Supplier of Pipe Products	6/4/2003	6/25/2003
Musicland	Retailer of Home Entertainment Products	5/15/2003	6/16/2003
Lexington Home Brands	Furniture Manufacturer	3/8/2002	4/12/2002
ACT Electronics	Electronics Manufacturer	6/10/2002[1]	7/12/2002
Wickes Furniture	Furniture Retailer	7/19/2002	8/9/2002
Cyrk	Promotional Products Manufacturer	11/22/2002	12/21/2002

DDR

DDR is a Real Estate Investment Trust based in Cleveland, Ohio, with a total enterprise value in excess of $13 billion.  DDR is a fully integrated national real estate firm, actively developing, acquiring, operating, managing and investing in income-producing open air community shopping centers.  Its portfolio contains over 500 retail operating and development properties and represents approximately 114 million square feet of leasable area.  DDR has a 30+ year track record as a successful commercial real estate developer.  DDR’s expertise allows it to capitalize on attractive development opportunities, create profitable joint ventures, be responsive to the market expansion needs of major tenants and enhance the value of existing assets.  Its largest tenants include some of the nation’s leading retailers, including Wal*Mart, Target, Home Depot, Lowe’s and Kohl’s.  In addition, DDR has acted as a consolidator of high quality retail real estate and has earned a reputation for expedient execution and certainty of closing.  Within the last 20 months, DDR has acquired three significant portfolios aggregating nearly $4.0 billion of real estate assets.  DDR is listed on the NYSE under the ticker “DDR.”

1 Given the nature of this transaction, there was no letter of intent.  June 10, 2002 reflects the date of the initial meeting between Sun Capital and ACT management.

Lubert-Adler and Klaff Realty

Lubert-Adler Partners was formed in 1997 and has invested in approximately 260 investments representing interests in $10.0 billion of real estate related assets.  These assets include retail, multifamily, office, industrial, hospitality and residential resort properties.  In December 2003, Lubert-Adler closed Fund IV, representing approximately $1.1 billion in equity capital, one of the largest U.S. focused funds in the world.  Lubert-Adler’s investors include the largest university endowments in the country and other significant institutional investors.

Lubert-Adler and Klaff Realty have been partners on all of Lubert-Adler’s retail real estate transactions for the past 8 years.  Klaff Realty, established in 1995, is a privately owned real estate investment company based in Chicago, Illinois that engages in the acquisition, redevelopment and management of commercial real estate, with a primary focus on office and retail, throughout the United States.  Klaff Realty has a fully dedicated retail team of 35 professionals with, on average, 15 years of retail experience responsible for executing the partnership’s retail real estate strategy.

Lubert-Adler/Klaff has been one of the most active real estate players in the retail industry and purchased several national retail portfolios including Mervyn’s, Service Merchandise, Levitz, Montgomery Ward’s, Hechinger’s, Breuners, Lechmere and Homelife.  Over the past eight years, Lubert-Adler has acquired over 600 properties totaling over 48 million square feet.  In addition, Lubert-Adler/Klaff has been extremely successful in redeveloping and repositioning strip shopping centers and regional malls through single acquisitions.

EMC

EMC provides services for private investment funds aggregating over $5.4 billion under the Elliott name.  Elliott Associates, L.P. and its sister fund Elliott International, L.P. (“Elliott”) are a leading private investment firm with a successful and consistent investment track record since its founding in 1977.  Elliott’s mandate and expertise include significant investments in operating companies where the firm adds value through its experience and financial expertise.  As you know, Elliott is also one of ShopKo’s largest shareholders, holding an 8% stake in the Company.

The Parties believe that we are the ideal candidate to acquire ShopKo given our qualifications and credentials as outlined above.

Finally, we wish to sincerely thank the Company’s management and its employees for the hard work they have done and continue to do in operating ShopKo.

Should you have any questions or comments regarding our proposal, please feel free to contact Marc Leder or Rodger Krouse, Co-Chief Executive Officers of Sun Capital, at 561-394-0550, or Gary Talarico at 212-588-9953.

Very truly yours,

Sun Capital Partners Group IV, Inc.

By: /s/ Gary Talarico

Gary Talarico

Managing Director

Developers Diversified Realty Corporation

By: /s/ Joan U. Allgood

Joan U. Allgood

Executive Vice President

Lubert-Adler Partners

By: /s/ Dean Adler

Dean Adler

Principal

Elliott Management Corporation

By: /s/ Ivan Krsticevic

Ivan Krsticevic

Portfolio Manager

cc:  Perry Hall